NEWS RELEASE

Contact:                 Wendy S. Schmucker
Senior Vice President, Secretary and Treasurer
724-537-9923

For Immediate Release

COMMERCIAL NATIONAL ACHIEVES RECORD HEADLINE AND CORE EARNINGS FOR 2010

LATROBE, PA, February 9, 2011 - Commercial National Financial Corporation (NASDAQ:CNAF)(Company), parent Company of Commercial Bank & Trust of PA, has reported earnings for the year ended December 31, 2010. The Company earned $5,501,000 (or $1.92 per average share outstanding) compared to $5,129,000 (or $1.79 per average share outstanding) in 2009. Earnings for the fourth quarter of 2010 were $1,378,000 (or $.48 per average share outstanding) compared to $1,533,000 (or $.54 per average share outstanding) for the same period in 2009.

Gregg E. Hunter, President and Chief Executive Officer noted, “Year-end 2010 post-tax net income increased $372,000, or 7.25%, to $5,501,000.  This earnings achievement for 2010 represents all-time record headline and core earnings for the Company following the previous record core earnings generated in 2009.  Recent sequential year-end post-tax net income results for the Company were $5,129,000 in 2009, $4,024,000 in 2008 and $3,065,000 in 2007.  The solid earnings results that have been produced throughout 2010, 2009, 2008 and 2007 were solely core earnings devoid of any material non-recurring income-enhancing items.”

Mr. Hunter added, “The improved earnings of 2010 were attributable to well-above industry standard net interest margin and earning asset credit quality strength, the successful maintenance of a marginal leverage carry trade position, vastly improved tax efficiency as an ancillary benefit of that position, lessened funding reliance on interest rate sensitive non-core liabilities, proportionate and absolute growth in book capital and meaningful growth in the most valuable less interest rate sensitive core deposit categories.  All of the aforementioned has enabled the Company to fortify its capital base exclusively via non-dilutive retained earnings. Capital has been materially strengthened in this manner over the past several years. The Company remains well-positioned to successfully weather uncertain economic times and to maintain its very attractive quarterly cash dividend payments to its common stock shareholders.”

In addition to Latrobe, Pennsylvania where it is headquartered, the Company operates community-banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area. The Company operates an asset management and trust division of Commercial Bank & Trust of PA headquartered in Greensburg, Pennsylvania. Commercial Bank & Trust of PA also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the Company, and the Company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the Company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(Dollars in thousands, except per share data)

	December 31	December 31
	2010	2009

ASSETS
Cash and due from banks on demand	$5,578	$6,610
Interest bearing deposits with banks	16	131
Total cash and cash equivalents	5,594	6,741

Securities available for sale	131,159	138,918
Restricted investments in bank stock	4,339	4,567

Loans	191,906	205,092
Allowance for loan losses	(1,686)	(1,722)
Net loans	190,220	203,370

Premises and equipment	3,323	3,548
Other assets	20,842	18,860

Total assets	$355,477	$376,004

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$77,209	$74,260
Interest bearing	199,285	195,470
Total deposits	276,494	269,730

Short-term borrowings	17,700	48,850
Long-term borrowings	10,000	10,000
Other liabilities	5,271	3,932
Total liabilities	309,465	332,512

Shareholders' equity:
Common stock, par value $2 per share;
10,000,000 shares authorized; 3,600,000 shares
issued; 2,860,953 shares
outstanding in 2010 and 2009.	7,200	7,200

Retained earnings	47,207	44,223

Accumulated other comprehensive income	4,149	4,613

Less treasury stock, at cost,
739,047 shares in 2010 and 2009	(12,544)	(12,544)
Total shareholders' equity	46,012	43,492

Total liabilities and shareholders' equity	$355,477	$376,004

COMMERCIAL NATIONAL FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended December 31		For the twelve months ended December 31
	2010	2009	2010	2009

INTEREST INCOME:
Interest and fees on loans	$2,768	$2,949	$11,368	$12,041
Interest and dividends on securities:
Taxable	955	1,469	4,474	6,809
Exempt from federal income taxes	667	368	2,373	643
Other	-	-	2	3
Total Interest income	4,390	4,786	18,217	19,496

INTEREST EXPENSE:
Interest on deposits	517	686	2,366	3,083
Interest on short-term borrowings	27	47	139	200
Interest on long-term borrowings	60	60	237	899
Total Interest expense	604	793	2,742	4,182

NET INTEREST INCOME	3,786	3,993	15,475	15,314
PROVISION FOR LOAN LOSSES	-	-	-	-

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,786	3,993	15,475	15,314

OTHER OPERATING INCOME:
Asset management and trust income	238	215	947	925
Service charges on deposit accounts	111	146	505	583
Other service charges and fees	198	187	772	753
Income from investment in life insurance	143	133	508	485
Other income	48	77	176	221
Total other operating income	738	758	2,908	2,967

OTHER OPERATING EXPENSES
Salaries and employee benefits	1,551	1,469	6,070	5,724
Net occupancy expense	199	190	837	819
Furniture and equipment	137	159	537	525
Pennsylvania shares tax	124	125	501	507
Legal and professional	83	37	432	385
FDIC Insurance expense	86	90	343	452
Other expenses	668	665	2,858	2,834
Total other operating expenses	2,848	2,735	11,578	11,246

INCOME BEFORE INCOME TAXES	1,676	2,016	6,805	7,035
Income tax expense	298	483	1,304	1,906

Net income	$1,378	$1,533	$5,501	$5,129

Average Shares Outstanding	2,860,953	2,860,953	2,860,953	2,866,338

Earnings Per Share	$0.48	$0.54	$1.92	$1.79